As filed with the Securities and Exchange Commission on October 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zai Lab Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1144595
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

4560 Jinke Road Bldg. 1, 4F, Pudong, Shanghai, China	201210

314 Main Street 4th Floor, Suite 100 Cambridge, MA, USA	02142
(Address of Principal Executive Offices)	(Zip Code)

Zai Lab Limited 2022 Equity Incentive Plan

(Full title of the plan)

F. Ty Edmondson

314 Main Street

4th Floor, Suite 100

Cambridge, MA 02142

Telephone: +1 (786) 250-1886

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Thomas J. Danielski

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Telephone: (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 97,908,743 ordinary shares, par value $0.000006 per share, of Zai Lab Limited (the “Registrant”) that may be issued pursuant to the Zai Lab Limited 2022 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates the following documents herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 1, 2022 (the “Form 10-K”);

(b)	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on May 2, 2022 (but only with respect to the information required by Part III of the Form 10-K);

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 10, 2022;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed on August 9, 2022;

(e)

the Registrant’s Current Reports on Form 8-K filed on January 6, 2022, March  15, 2022, March  28, 2022, April  1, 2022, April 21, 2022 (as amended by the Registrant’s Form 8-K/A filed on May 2, 2022 and the Registrant’s Form 8-K/A filed on June  1, 2022), May  31, 2022, June  22, 2022, August  3, 2022 and September 27, 2022; and

(f)

the Description of Securities Registered contained in Exhibit 4.5 of the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2022, including any amendment and report subsequently filed for the purpose of updating that description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any document or any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained in this registration statement or in any other later filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such document or such statement in such document. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Article 151 of the Registrant’s articles of association provides that the Registrant shall indemnify and hold harmless each of its directors and officers out of the assets and funds of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in connection with the execution or discharge of their duties, powers, authorities or discretion as such.

In addition, the Registrant has entered into, and intends to continue to enter into, indemnification agreements, substantially in the form filed as Exhibit 10.25 to the Registrant’s Form 10-K, with its directors and officers that provide additional indemnification. These agreements, among other things, indemnify such persons against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Registrant currently carries liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this registration statement.

EXHIBIT INDEX

Exhibit	Description

4.1*	Registrant’s Specimen Certificate for Ordinary Shares

4.2	Form of American Depositary Receipt (incorporated by reference to Form 424B3 (File No. 333-220256) filed on March 30, 2022)

4.3	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed on September 1, 2017)

5.1*	Opinion of Travers Thorp Alberga regarding the validity of the ordinary shares being registered

10.1+	Zai Lab Limited 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-38205), filed on June 22, 2022)

10.2*+	Zai Lab Limited Form of Stock Option Agreement under the 2022 Equity Incentive Plan

10.3*+	Zai Lab Limited Form of Restricted Share Award Agreement under the 2022 Equity Incentive Plan

10.4*+	Zai Lab Limited Form of Restricted Unit Award Agreement under the 2022 Equity Incentive Plan

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered accounting firm, regarding the consolidated financial statements of Zai Lab Limited

23.2*	Consent of Travers Thorp Alberga (included in Exhibit 5.1)

24.1*	Power of attorney (included on the signature page of this registration statement under the caption “Power of Attorney”)

107*	Filing Fee Table

*	Filed herewith.
+	Management contract or compensatory plan, contract or arrangement.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on October 28, 2022.

ZAI LAB LIMITED

By: /s/ Samantha (Ying) Du
Name: Samantha (Ying) Du
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Samantha (Ying) Du, Billy Cho and F. Ty Edmondson, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samantha (Ying) Du Samantha (Ying) Du	Chief Executive Officer, Chairperson of the Board of Directors (Principal Executive Officer)	October 28, 2022

/s/ Billy Cho Billy Cho	Chief Financial Officer (Principal Financial and Accounting Officer)	October 28, 2022

/s/ John Diekman John Diekman	Director	October 28, 2022

/s/ William Lis William Lis	Director	October 28, 2022

/s/ Leon O. Moulder, Jr.	Director	October 28, 2022
Leon O. Moulder, Jr.

/s/ Peter Wirth	Director	October 28, 2022
Peter Wirth